EXHIBIT 10.2

William B. Masters
General Counsel
Superior Energy Services, Inc.
New NAM, Inc.
1001 Louisiana Street, Suite 2900
Houston, Texas 77002

May 20, 2020

Forbes Energy Services Ltd.
3000 South Business Highway 281
Alice, Texas 78332
Attention: John E. Crisp; L. Melvin Cooper
Ladies and Gentlemen:
Reference is made to the Agreement and Plan of Merger, dated as of December 18, 2019, by and among Superior Energy Services, Inc., a Delaware corporation (“Spieth”), New NAM, Inc., a Delaware corporation (“NAM”), Forbes Energy Services Ltd., a Delaware corporation (“Fowler”), Arita Energy, Inc. (formerly known as Spieth Newco, Inc.), a Delaware corporation (“Arita”), Spieth Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Arita, and Fowler Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Arita (as amended, the “Merger Agreement”). Capitalized terms used in this letter and defined in the Merger Agreement but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.
Fowler has requested our consent, as required under Section 7.01(q) of the Merger Agreement, to seek a loan under the Paycheck Protection Program established by the Small Business Administration in an amount of up to $10 million (the “Fowler SBA Loan”). In exchange for receiving the consent of each of Spieth and NAM to seek and obtain the Fowler SBA Loan, Fowler is willing to waive any and all rights that it may have to receive a termination fee under Section 9.05 of the Merger Agreement if the Merger Agreement is terminated, and Spieth and NAM are willing to waive any and all rights that either may have to receive a termination fee under Section 9.05 of the Merger Agreement if the Merger Agreement is terminated (collectively, the “Fee Waiver”).
By the parties’ signatures to this letter, each of Spieth and NAM hereby consents to Fowler seeking and obtaining the Fowler SBA Loan, and each of Spieth, NAM and Fowler hereby agrees to the Fee Waiver and further agrees not to pursue any other claim against any party or any of their respective affiliates in connection with any termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, the parties hereto agree that in the event of a termination of the Merger Agreement, Spieth shall pay Fowler, within the later of five (5) business days following such termination and the date the Final Amounts (as defined below) are finally determined, an amount equal to all amounts that are finally determined, after discussion between Spieth and any party submitting an invoice, to be due and payable by Fowler pursuant to the Financing Letters as a result of the termination of the Merger Agreement (such amounts the “Final Amounts”).
We look forward to continuing to work together to complete the transaction, and except as explicitly set forth herein, nothing in this letter shall be deemed to limit or waive any other rights or remedies of any of the parties under the Merger Agreement, at law or otherwise.

Sincerely,

Superior Energy Services, Inc.

By:	/s/ Bill Mastow
Name:	Bill Mastow
Title:	EVP & GC

New NAM, Inc.

By:	/s/ Bill Mastow
Name:	Bill Mastow
Title:	GC

AGREED AND ACCEPTED:
Forbes Energy Services LTD

By:	/s/ John Crisp
Name:	John Crisp
Title:	CEO

cc:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attention: Warren S. de Wied

Latham & Watkins LLP
811 Main St.
Suite 3700
Houston, Texas 77002
Attention: Ryan Maierson; John Greer